Exhibit 99.1

FOR RELEASE:	NEW HARTFORD, NY, April 13, 2017
CONTACT:	Christopher R. Byrnes (315) 738-0600 ext. 6226
cbyrnes@partech.com, www.partech.com

PAR Technology Corporation Announces Executive Leadership Transition

Board Appoints Fellow Board Member Donald H. Foley, CEO

New Hartford, NY- April 13, 2017 — PAR Technology Corporation (NYSE: PAR) (the “Company”) announced today, that Dr. Donald H. Foley, an independent member of the Company’s Board of Directors, has been appointed Chief Executive Officer and President of the Company, effective April 12, 2017. The Company also announced that Karen E. Sammon simultaneously stepped-down as Chief Executive Officer and President of the Company to assume the position of Chief of Staff in the Office of the CEO. In this position, Ms. Sammon will focus her efforts to accelerate the Company’s Restaurant/Retail cloud based solutions business, the corporate-wide upgrade of IT systems, and the Company’s strategic growth initiatives.

Dr. Foley, with more than 35 years of technology based government contracting and organizational management experience, in both the private and public sectors, has held various senior executive positions at Science Applications International Corporation (“SAIC”, currently Leidos Holdings, Inc.), one of the nation’s largest government contractors, providing scientific, engineering, systems integration and technical services and solutions to all branches of the U.S. Military, agencies of the U.S. Department of Defense (DoD), the intelligence community, the U.S. Department of Homeland Security (DHS) and other U.S. Government civil agencies, as well as to customers in selected commercial markets. While at SAIC, from 1991 to 2011, Dr. Foley served as Executive Vice President from 2005 to 2011, as Group President of the Research and Intelligence Group from 1991 to 2005, and as a member of the Board of Directors from 2002 to 2007.

Prior to his appointment as CEO and President of PAR Technology Corporation, Dr. Foley served as a member of the Audit, Compensation, and Nominating and Corporate Governance Committees of the Company’s Board of Directors.

Dr. Foley stated, “I look forward to working to execute the Company’s strategy of growing our leading cloud solutions and building on the progress and success achieved to date by Karen and her team.”

Ms. Sammon commented, “I returned to PAR four years ago, to strategically transform the Company by developing and implementing a differentiated growth strategy. The success of that strategy requires intense focus and time commitment. With Don’s leadership and leveraging his notable business and career achievements, I will be able to dedicate 100% of my energies to ensure we exceed our stated goals and objectives.”

ABOUT PAR TECHNOLOGY

PAR Technology Corporation's stock is traded on the New York Stock Exchange under the symbol PAR.  PAR’s Hospitality/Retail segment has been a leading provider of restaurant and retail technology for more than 35 years. PAR offers technology solutions for the full spectrum of restaurant operations, from large chain and independent table service restaurants to international quick service chains. Products from PAR can also be found in retailers, cinemas, cruise lines, stadiums, and food service companies. PAR’s Government segment is a leader in providing computer-based system design, engineering and technical services to the Department of Defense and various federal agencies. For more information visit http://www.partech.com or connect with us on Facebook and Twitter.

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